Exhibit 10.3

SUBLEASE AGREEMENT

This Sublease Agreement ("Sublease"), dated as of September 30, 2020, but made effective as of August 1, 2020 (the "Effective Date"), is entered into between ALTOR BIOSCIENCE MANUFACTURING COMPANY, LLC, a Delaware limited liability company ("Sublandlord") and NANTKWEST, INC., a Delaware corporation ("Subtenant" and, together with Sublandlord, collectively referred herein as the "Parties" or individually as a "Party").

RECITALS

WHEREAS, Sublandlord is the tenant under that certain lease agreement dated February 1, 2017 ("Primary Lease") with DULEY ROAD, LLC, a California limited liability company ("Prime Landlord"); and

WHEREAS, pursuant to the Primary Lease, Sublandlord leased that certain building commonly known as Building #3 at 400 Duley Road, El Segundo, California (“Building”) comprised of approximately 11,980 rentable square feet ("Demised Premises") within the multi-building commercial project located on approximately 3.66 acres of land in the City of El Segundo ("Project"); and

WHEREAS, Sublandlord desires to sublease a portion of the Demised Premises leased under the Primary Lease to Subtenant, and Subtenant desires to sublease a portion of the Demised Premises from Sublandlord, in accordance with the terms and conditions of this Sublease.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Demise.

Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, a portion of the Demised Premises located on the first floor of the Building, and Subtenant shall have the right to use in common, with the Sublandlord, certain lab space and common areas located on the second floor of the Building, all as depicted on Exhibit A, attached hereto (collectively, the "Subleased Premises"). The parties agree that the Subleased Premises comprises approximately 6,901 rentable square feet.

2.Term; Options.

(a)The term of this Sublease ("Term") shall commence on August 1, 2020 ("Sublease Commencement Date"), and shall expire at midnight July 31, 2022 ("Sublease Expiration Date"), unless sooner terminated or cancelled in accordance with the terms and conditions of this Sublease.

(b)Subject to the terms hereof, Subtenant shall have the option to extend the initial Term for one (1) year (the “Option Term”) under the terms of this Sublease. In order to exercise the Option Term, Subtenant shall (i) not be in default of this Sublease and (ii) deliver to Sublandlord an irrevocable written notice to extend on or before the sixtieth (60th) day prior to the Sublease Expiration Date If Subtenant provides a timely written notice, then the Term shall be extended an additional one (1) year. The monthly base rent payable during the Option Term shall be as set forth in Section 4. If Tenant does not exercise the Option Term within the relevant period, then the Option Term shall immediately lapse and be of no further force or effect and this Sublease will automatically expire on the then scheduled Sublease Expiration Date.

(c)If for any reason the term of the Primary Lease is terminated prior to the Sublease Expiration Date, this Sublease shall terminate on the date of such termination and Sublandlord shall not be liable to Subtenant for such termination.

3.Permitted Use.

Subtenant shall use and occupy the Subleased Premises solely in accordance with, and as permitted under, the terms of the Primary Lease and for no other purpose.

4.Payment of Base Rent, Additional Rent, Leasehold Improvements, and Parking.

(a)Throughout the Term of this Sublease, Subtenant shall pay to Sublandlord fixed monthly base rent ("Base Rent") as set forth below:

Date	Base Rent
August 1, 2020 – October 31, 2020	$25,064
November 1, 2020 - October 31, 2021	$25,815
November 1, 2021 - July 31, 2022	$26,589

If the Option Term is exercised:

Option Term	Base Rent
August 1, 2022 – October 31, 2022	$26,589
November 1, 2022 - July 31, 2023	$27,388

(b)Subtenant shall pay to Sublandlord the first monthly installment of Base Rent at the time of execution and delivery of this Sublease by Subtenant to Sublandlord and shall pay all other monthly installments of Base Rent on or before the first day of each month during the Term.

(c)In addition to Base Rent, commencing on the Sublease Commencement Date and continuing throughout the Term of this Sublease, Subtenant shall pay to Sublandlord:

(i)58% of Operating Expenses (as defined in the Primary Lease) for the Demised Premises, which Operating Expenses may be payable to Sublandlord in monthly installments based on estimates provided by Sublandlord and shall be due before the first day of each month during the Term;

(ii)58% of Real Property Taxes (as defined in the Primary Lease) for the Demised Premises, which Real Property Taxes may be payable to Sublandlord in monthly installments based on estimates provided by Sublandlord and shall be due before the first day of each month during the Term;

(iii)an equipment license fee for the use of the furniture, fixtures and equipment (including computers and lab equipment) within the Subleased Premises as listed on Exhibit B, attached hereto (the “Equipment”) in the amount of $10,635 per month for each month of the Term;

(iv)a leasehold improvement fee which shall reimburse Sublandlord for the certain amortized costs and expenses previously incurred by Sublandlord for the build-out and construction of the Subleased Premises, which amount shall be $141,789 per month for each month of the Term;

(v)all costs and expenses incurred by Sublandlord in connection with its subleasing of the Subleased Premises to Subtenant; and

(vi)all amounts due under this Section 4(b), and all amounts due and payable by Sublandlord under the Primary Lease due or attributable to the Subleased Premises or the actions or omissions of Subtenant (collectively, "Additional Rent").

(d)All Base Rent and Additional Rent shall be due and payable without demand therefor unless otherwise designated by Sublandlord and without any deduction, offset, abatement, counterclaim, or defense. The monthly installments of Base Rent and Additional Rent payable on account of any partial calendar month during the Term of this Sublease, if any, shall be prorated.

(e)Commencing on the Sublease Commencement Date, Subtenant shall have the right to use 17 unreserved parking spaces within the Project and shall pay an aggregate amount of $1,275 per month (calculated at the rate of $75.00 per space per month) for the use of such parking spaces.

5.Security Deposit.

Simultaneously with the execution and delivery of this Sublease, Subtenant shall deposit with Sublandlord a security deposit ("Security Deposit") in the amount of $357,526 as security for the full and faithful performance by Subtenant of Subtenant's obligations hereunder. The Security Deposit may be in the form of cash or a clean, stand-by, irrevocable letter of credit, in form and substance and issued by and drawn on a bank satisfactory to Sublandlord.

6.Surrender; Restoration and Removal of Trade Fixtures.

(a)No act or thing done by Sublandlord or any agent or employee of Sublandlord during the Term shall be deemed to constitute an acceptance by Sublandlord of a surrender of the Subleased Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Subleased Premises to Sublandlord or any agent or employee of Sublandlord shall not constitute a surrender of the Subleased Premises or effect a termination of this Sublease, whether or not the keys are thereafter retained by Sublandlord, and notwithstanding such delivery Subtenant shall be entitled to the return of such keys at any reasonable time upon request until this Sublease shall have been properly terminated.

(b)Prior to or upon the expiration of the Term, or upon any earlier termination of this Sublease, Subtenant shall, subject to the provisions of this Article 6, (i) quit and surrender possession of the Subleased Premises to Sublandlord in as good order and condition as when Subtenant took possession, reasonable wear and tear excepted, and (ii) restore the Subleased Premises, at Subtenant’s sole cost and expense, to the same condition, including installing any equipment removed therefrom, as existed immediately prior to the Sublease Commencement Date, which restoration work shall include, but not be limited to those items set forth on Exhibit C, attached hereto. The obligations of Subtenant hereunder shall survive the expiration or earlier termination of this Sublease.

(c)In addition, prior to or upon the expiration of the Term, Subtenant shall, without expense to Sublandlord, remove or cause to be removed from the Subleased Premises all debris and rubbish, and all of Subtenant’s personal property items and equipment and any trade fixtures, as Sublandlord may, in its sole discretion, require to be removed, and Subtenant shall repair at its own expense all damage to the Subleased Premises and Building resulting from such removal. Any failure to complete the surrender, restoration, or removal of personal property of Subtenant prior to the expiration of the Lease Term shall constitute a holdover and be subject to holdover rent as set forth in Section 17.9 of the Primary Lease. Any personal property of Subtenant remaining the Subleased Premises after the expiration of the Term shall be deemed abandoned by Subtenant and may be disposed of by Sublandlord in accordance with Sections 1980 through 1991 and Sections 1993 through 1993.09 of the California Civil Code and Section 1174 of the California Code of Civil Procedure, or in accordance with any laws or judicial decisions which may supplement or supplant those provisions from time to time. The obligations of Subtenant hereunder shall survive the expiration or earlier termination of this Sublease.

7.Incorporation of Primary Lease by Reference.

(a)The terms, covenants, and conditions of the Primary Lease are incorporated herein by reference, except to the extent they are expressly deleted or modified by the provisions of this Sublease. Every term, covenant, and condition of the Primary Lease binding on or inuring to the benefit of Prime Landlord shall, in respect of this Sublease, be binding on or inure to the benefit of Sublandlord and every term, covenant, and condition of the Primary Lease binding on or inuring to the benefit of Sublandlord shall, in respect of this Sublease, be binding on and inure to the benefit of Subtenant. Whenever the term "Lessor" appears in the Primary Lease, the word "Sublandlord" shall be substituted therefore; whenever the term "Lessee" appears in the Primary Lease, the word "Subtenant" shall be substituted therefore; and whenever the word "Premises" appears in the Primary Lease, the word "Subleased Premises" shall be substituted therefore.

(b)Notwithstanding the foregoing: (i) the following numbered paragraphs of the Primary Lease shall not apply to this Sublease: 1.2, 1.3, 1.4, 1.6, 1.8, 2.2, 2.3, 3.1, 4.3, 8.3 and Exhibit A. If any of the express provisions of this Sublease shall conflict with any of the provisions of the Primary Lease, the provisions of the Primary Lease shall govern.

8.Subordination to Primary Lease.

This Sublease is subject and subordinate to the Primary Lease. A redacted copy of the Primary Lease is attached hereto as Exhibit D and made a part of this Sublease.

9.Representations of Sublandlord.

Sublandlord represents and warrants the following is true and correct as of the date hereof:

(a)Sublandlord is the tenant under the Primary Lease and has the capacity to enter into this Sublease with Subtenant, subject to Prime Landlord's consent.

(b)The Primary Lease attached hereto as Exhibit D is a true, correct, and complete copy of the Primary Lease, is in full force and effect, and has not been further modified, amended, or supplemented except as expressly set out herein.

(c)Sublandlord has not received any notice, and has no actual knowledge, of any default by Sublandlord under the Primary Lease.

10.AS-IS Condition.

Subtenant accepts the Subleased Premises and the Equipment in its current, "as-is" condition. Sublandlord shall have no obligation to furnish or supply any work, services, furniture, fixtures, equipment, or decorations, except Sublandlord shall deliver the Subleased Premises in broom clean condition. On or before the Sublease Expiration Date or earlier termination or expiration of this Sublease, Subtenant shall restore or replace the Subleased Premises and all the leased Equipment to the condition existing as of the Sublease Commencement Date, ordinary wear and tear excepted. Throughout the Term, Subtenant shall maintain the equipment in good order, condition, and state of repair. The obligations of Subtenant hereunder shall survive the expiration or earlier termination of this Sublease.

11.Performance by Sublandlord.

Notwithstanding any other provision of this Sublease, Sublandlord shall have no obligation: (a) to furnish or provide, or cause to be furnished or provided, any repairs, restoration, alterations, or other work, or electricity, heating, ventilation, air-conditioning, water, elevator, cleaning, or other utilities or services; or (b) to comply with or perform or, except as expressly provided in this Sublease, to cause the compliance with or performance of, any of the terms and conditions required to be performed by Prime Landlord under the terms of the Primary Lease. Subtenant hereby agrees that Prime Landlord is solely responsible for the performance of the foregoing obligations. Notwithstanding the foregoing, on the written request of Subtenant, Sublandlord shall make a written demand on Prime Landlord to perform its obligations under the Primary Lease with respect to the Subleased Premises if Prime Landlord fails to perform same within the time frame and in the manner required under the Primary Lease; provided, however, Subtenant shall not be required to bring any action against the Prime Landlord to enforce its obligations. If Sublandlord makes written demand on Prime Landlord or brings an action against Prime Landlord to enforce Prime Landlord's obligations under the Primary Lease with respect to the Subleased Premises, all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) so incurred by Sublandlord in connection therewith shall be deemed Additional Rent and shall be due and payable by Subtenant to Sublandlord within ten (10) days after notice from Sublandlord.

12.No Privity of Estate; No Privity of Contract.

Nothing in this Sublease shall be construed to create privity of estate or privity of contract between Subtenant and Prime Landlord.

13.No Breach of Primary Lease.

Subtenant shall not do or permit to be done any act or thing, or omit to do anything, which may constitute a breach or violation of any term, covenant, or condition of the Primary Lease, notwithstanding such act, thing, or omission is permitted under the terms of this Sublease.

14.Subtenant Defaults.

(a)If Subtenant fails to cure a default under this Sublease within any applicable grace or cure period contained in the Primary Lease, Sublandlord, after ten (10) days' notice to Subtenant, shall have the right, but not the obligation, to seek to remedy any such default on the behalf of, and at the reasonable expense of, Subtenant, provided, however, that in the case of: (i) a life safety or property related emergency; or (ii) a default which must be cured within a time frame set out in the Primary Lease which does not allow sufficient time for prior notice to be given to Subtenant, Sublandlord may remedy any such default without being required first to give notice to Subtenant. Any reasonable cost and expense (including, without limitation, reasonable attorneys' fees and expenses) so incurred by Sublandlord shall be deemed Additional Rent and shall be due and payable by Subtenant to Sublandlord within ten (10) days after notice from Sublandlord.

(b)If Subtenant fails to pay any installment of Base Rent or Additional Rent within three (5) days after the due date of such payment, Subtenant shall pay to Sublandlord, as Additional Rent, a "late charge" of five percent (5%) of such overdue amount for the purposes of defraying the expense of handling such delinquent payment.

(c)If Subtenant fails to pay any installment of Base Rent or Additional Rent within thirty (30) days from the due date of such payment, in addition to the payment of the late charge set out immediately above, Subtenant shall also pay to Sublandlord, as Additional Rent, interest at the Default Rate (hereinafter defined) from the due date of such payment to the date payment is made. "Default Rate" shall mean a rate per annum equal to the lesser of: ten percent (10%) and (ii) the highest rate of interest permitted by applicable laws.

15.Consents.

Whenever the consent or approval of Sublandlord is required, Subtenant shall also be obligated to obtain the written consent or approval of Prime Landlord, if required under the terms of the Primary Lease. Sublandlord shall promptly make such consent request on behalf of Subtenant and Subtenant shall promptly provide any information or documentation that Prime Landlord may request. Subtenant shall reimburse Sublandlord, not later than ten (10) days after written demand by Sublandlord, for any reasonable fees and disbursements of attorneys, architects, engineers, or others charged by Prime Landlord in connection with any consent or approval. Sublandlord shall have no liability of any kind to Subtenant for Prime Landlord’s failure to give its consent or approval.

16.Assignment or Subletting.

Subtenant shall not sublet all or any portion of the Subleased Premises or assign, encumber, mortgage, pledge, or otherwise transfer this Sublease (by operation of law or otherwise) or any interest therein, without the prior written consent of: (a) Sublandlord, which consent shall not be unreasonably withheld; and (b) Prime Landlord.

17.Indemnity.

(a)Except in the instance of Sublandlord’s gross negligence or willful misconduct, Subtenant shall indemnify and hold harmless Sublandlord from any claims, liabilities, and damages that Sublandlord may sustain resulting from a breach by Subtenant of this Sublease or arising out of, involving or in connection with the use or occupancy of the Sublease Premises or the Project by Subtenant or Subtenant’s agents, contractors, employees licensees or invitees.

(b)Except in the instance of Subtenant’s gross negligence or willful misconduct, Sublandlord shall indemnify and hold harmless Subtenant from any claims, liabilities, and damages that Subtenant may sustain resulting from a breach by Sublandlord of this Sublease or arising out of, involving or in connection with the use or occupancy of the Sublease Premises or the Project by Sublandlord or Sublandlord’s agents, contractors, employees licensees or invitees

18.Release.

Subtenant hereby releases Prime Landlord or anyone claiming through or under Prime Landlord by way of subrogation or otherwise to the extent that Sublandlord releases Prime Landlord under the terms of the Primary Lease. Subtenant shall cause its insurance carriers to include any clauses or endorsements in favor of Sublandlord, Prime Landlord, and any additional parties, which Sublandlord is required to provide under the provisions of the Primary Lease.

19.Notices.

All notices and other communications required or permitted under this Sublease shall be given in the same manner as in the Primary Lease. Notices shall be addressed to the addresses set out below:

To Subtenant at:	NanKwest, Inc. 3530 Johns Hopkins Court San Diego, California 92121 Attn: Chief Financial Officer

To Sublandlord at:	Altor Bioscience Manufacturing Company LLC 9920 Jefferson Boulevard Culver City, California 90232 Attn: Chief Financial Officer

20.Brokers.

Sublandlord and Subtenant each represent to the other that it has not dealt with any other broker. Sublandlord and Subtenant each indemnify and hold harmless the other from and against all claims, liabilities, damages, costs, and expenses (including without limitation reasonable attorneys' fees and other charges) arising out of any claim, demand, or proceeding for commissions, fees, reimbursement for expenses, or other compensation by any person or entity who shall claim to have dealt with the indemnifying party in connection with the Sublease. This Section 20 shall survive the expiration or earlier termination of this Sublease.

21.Entire Agreement.

This Sublease contains the entire agreement between the parties regarding the subject matter contained herein and all prior negotiations and agreements are merged herein. If any provisions of this Sublease are held to be invalid or unenforceable in any respect, the validity, legality, or enforceability of the remaining provisions of this Sublease shall remain unaffected.

22.Amendments and Modifications.

This Sublease may not be modified or amended in any manner other than by a written agreement signed by the party to be charged.

23.Successors and Assigns.

The covenants and agreements contained in this Sublease shall bind and inure to the benefit of Sublandlord and Subtenant and their respective permitted successors and assigns.

24.Counterparts.

This Sublease may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Sublease delivered by either facsimile or email shall be deemed to have the same legal effect as delivery of an original signed copy of this Sublease.

25.Defined Terms.

All capitalized terms not otherwise defined in this Sublease shall have the definitions contained in the Primary Lease.

26.Choice of Law. This Sublease shall be governed by, and construed in accordance with, the laws of the State of California without regard to conflict of law rules.

27.Conditions.  This Sublease is expressly conditioned on Sublandlord obtaining the consent and acknowledgement of Prime Landlord (the "Landlord Consent"). Sublandlord shall not be required to perform any acts, expend any funds, or bring any legal proceedings to obtain the Landlord Consent and Subtenant shall have no right to any claim against Sublandlord if the Landlord Consent is not obtained. If the Landlord Consent is not obtained within ten (10) days from the date of this Sublease, either party may terminate this Sublease on written notice to the other and neither party shall have any further obligation to the other under this Sublease, except to the extent that the provisions of this Sublease expressly survive the termination of this Sublease.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Sublease to be executed as of the Effective Date.

SUBLANDLORD:

ALTOR BIOSCIENCE MANUFACTURING COMPANY, LLC,
a Delaware limited liability company

		By:	/s/ David Sachs
Name: David Sachs
Title: Authorized Representative

SUBTENANT:

NANTKWEST, INC.,
a Delaware corporation

		By:	/s/ Steven C. Yang
Name: Steven C. Yang
Title: General counsel

Consent and Acknowledgement
of Prime Landlord:

DULEY ROAD, LLC,
A California limited liability company

By:	/s/ Chuck Kenworthy
Name: Chuck Kenworthy
Title: Manager